EXHIBIT (c)(10)



                     AGREEMENT FOR SATISFACTION OF JUDGMENT


                This Agreement for Satisfaction of Judgment (the "Agreement") is entered into as of October 31, 1996 among Homeowners Group, Inc. ("HOMG"), Homeowners Marketing Services, Inc. ("HMS") and The Cross Country Group, L.L.C. ("CC").


                                   BACKGROUND

                A. On or about November 20, 1991, Acceleration National Insurance Company ("ANIC") filed a six-count complaint in the Court of Common Pleas of Franklin County, Ohio, in a case styled Acceleration National Insurance Company v. Homeowners Marketing Services, Inc., et al, Case No. 91CVH11-9404. The complaint was subsequently amended to include ten counts.

                B. On or about May 3, 1994, ANIC filed a fifteen-count complaint in the Court of Common Pleas of Franklin County, Ohio, in a case styled Acceleration National Insurance Company~v. Homeowners Marketing Services, Inc., et al, Case No. 94CVHO5-3083. The two complaints were consolidated and tried as one action commencing on November 6, 1995 (the "Litigation").

                C. On December 20, 1995, judgment was entered in favor of ANIC against HMS for the sum of $5,156,022.00 plus interest and costs of the Litigation (the "Judgment"). Judgment was also entered in favor of Defendant HOMG.

                D. HMS filed a notice of appeal from the Judgment initiating Case No. 96APEO1-68 and Case No. 96APE01-69 in the Court of Appeals, Franklin County, Ohio (the "Appeal"). On or about January 29, 1996, ANIC filed a conditional cross-appeal of each of HMS' appeals in the Court of Appeals of Franklin County, Ohio, which cross-appeals are currently pending (the "Cross-Appeal").

                E. ANIC initiated post judgment proceedings in Florida and elsewhere, including discovery in aid of execution. On March 13, 1996, the Circuit Court for Broward County, Florida dismissed an action by HMS which contested the domestication of the Judgment in Florida.

                F. HOMG applied for and held the right to receive a federal income tax refund from the Internal Revenue Service ("IRS") for the 1994 taxable year (the "Refund Claim").

                G. HOMG entered into an Agreement and Plan of Merger with The Cross Country Group, Inc. and CC Acquisition Corporation, affiliates of CC, pursuant to which, subject to the approval of the stockholders of HOMG, CC Acquisition Corporation will acquire the outstanding shares of HOMG (the "Merger Agreement").

                H. On May 2, 1996, Accel International Corporation ("Accel"), ANIC, HOMG and HMS entered into an Agreement for Satisfaction of Judgment and on May 7, 1996, entered into a First Amendment to May 2, 1996.
Agreement for Satisfaction of Judgment (collectively, the "May









Agreement").

                I. On August 30, 1996, HOMG received the Refund Claim in the amount of $1,401,785.20 and paid the same to ANIC and Accel.

                J. As of October 31, 1996, CC purchased all right, title and interest of Accel and ANIC pursuant to the Judgment.

                K. The parties to this Agreement desire to provide for the satisfaction and release of the Judgment.


                             STATEMENT OF AGREEMENT

                In consideration of their mutual promises and covenants, the parties agree as follows:

                1. RECITALS. The foregoing recitals are true and correct and repeated herein in their entirety.

                2. CASH PAYMENT. CC, as assignee of the rights of ANIC, agrees to accept the sum of $2,698,214.80 (the "Judgment Amount") plus interest at 10%/O per annum since September . 1996, as provided in Section 8, plus interest at 10% per annum on $4, 100,000 from September 1,. through September 4, 1996 (collectively, the "Payoff Amount") in full and complete satisfaction of the Judgment on the condition such payment is received by CC no later than the closing of the initial Merger Agreement or January 1, 1997, whichever occurs first.

                3. INCOME TAX REFUND. CC hereby acknowledges that HOMG has received the Refund Claim as set forth in Section 3 of the May Agreement and has paid the same in full to Accel and ANIC, and that the Judgment Amount is the net amount owed after giving effect to such payment of the Refund Claim. CC further agrees to execute any and all documents reasonably required by HOMG to terminate the security interest granted pursuant to the May Agreement with respect to the Refund Claim.

                4. DISMISSAL OF APPEAL. HOMG and HMS hereby represent and warrant that the Appeal and Cross-Appeal have been dismissed with prejudice.

                5. FORBEARANCE OF COLLECTION EFFORTS. Unless sooner terminated pursuant to the provisions of Section 7 of this Agreement, CC, as the assignee of the rights of ANIC, will not undertake prior to January 31, 1997, any act to execute on the Judgment, including the issuance or service of writs of attachment, Garnishment or execution from any court, or to obtain discovery in aid of execution from any third party

                6. CONDITION PRECEDENT TO CLOSING OF MERGER AGREEMENT. HOMG covenants, represents and warrants that satisfaction of the Judgment in accordance with the terms of this Agreement shall be a condition precedent to the closing of the Merger Agreement.

                7. CONTINGENCIES AND TERMINATION. The obligations of CC, as the assignee of ANIC, to accept the Payoff Amount in full satisfaction of the Judgment and to forbear from any and all efforts to enforce the Judgment are contingent upon the closing of the Merger Agreement. Sections 2 and 5 of this Agreement shall become null, void, and of no further force or effect at the sole option of CC upon the occurrence of any one of the following events-.

                  (a) the Merger Agreement has not been closed on or before January 1,1997;

                  (b) HOMG advises CC or either ~HOMG or CC publicly announces that the Merger Agreement has been abandoned. HOMG further agrees to directly notify CC within twenty-four hours should the proposed Merger Agreement be abandoned by HOMG for any reason;

                  (c) the stockholders of HOMG fail to approve and to authorize the Merger Agreement; or

                  (d) HOMG or CC falls to obtain the approval of any government regulatory body or agency from which approval of the Merger Agreement is required prior to closing of the Merger Agreement.

                If any of the foregoing events occur and CC elects to terminate its agreements and commitments set forth in Sections 2 and 5 of this Agreement, CC shall promptly notify HOMG and HMS in writing of its decision to do so.

                8. INTEREST. Interest on the unpaid portion of the Judgment Amount shall accrue at a per annum rate of 10% starting September 5, 1996.

                9. EFFECT OF TERMINATION. In the event CC elects in accordance with Section 7 of this Agreement to terminate its obligations to accept the Payoff Amount in fun satisfaction of the Judgment and to forebear from any and all efforts to enforce the Judgment, the parties shall be in the same position they were in prior to this Agreement, except that CC shall be free to enforce the Judgment as reduced by the Refund Claim.

                10. MUTUAL RELEASE. At the closing of the Merger Agreement and upon receipt by CC of either the Payoff Amount (if such payment occurs on or before January 31, 1997) or the Judgment, as reduced by the Refund Claim (if such payment occurs after January 31, 1997), CC, HOMG and HMS will execute and exchange a mutual release in the form attached hereto as Exhibit 1. Within 30 days after receiving such payment, CC shall file a Satisfaction of Judgment for each action pending in: (i) the Circuit Court of Broward County, Florida, styled Homeowners Marketing Services, Inc.

v. Acceleration National Insurance Company. Case No. 96-001110 CACE (12) (the "Domestication Action"); and (ii) the Court of Common Pleas of Franklin County, Ohio, styled Acceleration National Insurance Company v. Homeowner Marketing Services, Inc., Consolidated Case Nos. 91CVH11- 9404, 94CVHO5-3083 (the "Ohio Action"), and be responsible for dismissing with prejudice each of the following actions: (i) the Ohio Action; (ii) the Domestication Action; (iii) that certain action pending in the Circuit Court of ~Broward County, Florida, styled Acceleration National Insurance Company v. Homeowners Marketing Services, Inc., et al, Case No. 96-001152 (18)- and (iv) that certain action pending in the Circuit Court of Dade County, Florida, styled Acceleration National Insurance Company v. Homeowners Marketing Services, Inc., Case No. 96~-00850 (CA) 23.


                11. ADDITIONAL REPRESENTATIONS AND WARRANTIES. CC, HOMG and HMS each warrants and represents that the officer signing this Agreement on its behalf is authorized to do so and to bind the entity to the terms of this Agreement. By execution of this Agreement, the parties represent that they have the capacity to execute this Agreement on behalf of HMS, HOMG and CC, respectively. HMS and HOMG hereby represent and warrant: (i) that they have not been released from the Judgment and agree not to contest the validity of the Judgment; (ii) that they have made no assistant of their claims or causes of action against AMC set forth in the Litigation; and (iii) that no other person has any right to or interest in them.

                12. GOVERNING LAW; CONSENT TO JURISDICTION. This Agreement shall be construed according to the laws of the State of ~Massachusetts. Should any dispute arise regarding this Agreement which the parties are unable to resolve, the par-tics agree that the Superior Court of Suffolk County, Massachusetts shall have exclusive jurisdiction to adjudicate any and all such controversies.

                13. CONSTRUCTION. The parties to this Agreement have been re~presented by counsel in connection with the negotiations and drafting of this Agreement and any ambiguity in this Agreement shall not be construed against any party. Nothing herein expressed or implied is intended or shall be construed to confer upon or waive any person, firm or corporation other than CC, HOMG and HMS and their respective subsidiaries, affiliates, legal representatives, successors and assigns, any rights or benefits under or by reason of this Agreement.

                14. NOTICES. In the event that any party to this Agreement shall be required to afford notice in writing to any other party of the occurrence or non-occurrence of any event, such notice shall be provided as follows:


                If to CC:
                                          Howard Wolk
                                          The Cross Country Group, Inc.
                                          4040 Mystic Valley Parkway
                                          Medford, Massachusetts 02155

                With a Copy to:

                                          Robert M. Rosen
                                          Lane Altman & Owens, LLP
                                          100 Federal Street
                                          Boston, MA 02110



                If to HOMG or HMS:

                                          Carl Buccellato
                                          Chairman and Chief Executive Officer
                                          [HOMG or HMS]
                                          400 Sawgrass Corporate Parkway
                                          Sunrise, Florida 33325-6235

                With a Copy to:

                                          Paul Berkowitz, Esq.
                                          Greenberg, Traurig, Hoffman, Lipoff,
                                          Rosen & Quentel.  P.A.
                                          1221 Bicknell Avenue
                                          Miami, Florida 33131

                15. HOMG GUARANTY AND PLEDGE. In consideration of the execution of this Agreement by CC, HOMG hereby agrees to guaranty the obligations of HMS under the Judgment and this Agreement, including, but not limited to, the payment as described in Section 2 and further agrees to pledge to CC all of its rights, title and interest in and to the shares of HMS and Homeowners Marketing Services International, Inc. ("HMSI") owned by HOMG, such guaranty and pledge to be in form and substance reasonably satisfactory to CC.

                16. GRANT OF SECURITY INTEREST BY HMSI AND HMSI. In further consideration of the execution of this Agreement by CC, HOMG agrees to cause HMS and HMSI to enter into an agreement providing for the guaranty of the obligation of HOMG under the Judgment and this Agreement, including, but not limited to, the payment as described in Section 2 and further providing to secure that guaranty by granting a security interest to CC in their assets, such agreement to be in form and substance reasonably satisfactory to CC.

                IN WITNESS WHEREOF, each party has executed this Agreement by its duly authorized representative on the date set forth below.

                                   HOMEOWNERS GROUP, INC.


                                   By:/s/ C. Gregory Morris
                                      ----------------------------------------
                                   C. Gregory Morris, Vice President,
                                   Treasurer & Chief Financial Officer


                                   HOMEOWNERS MARKETING
                                   SERVICES, INC.


                                   By:/s/ C. Gregory Morris
                                      ----------------------------------------
                                   C. Gregory Morris, Vice President,
                                   Treasurer & Chief Financial Officer


                                   THE CROSS COUNTRY GROUP, L.L.C.


                                   By:/s/ Howard L. Wolk
                                      ----------------------------------------
                                            Name: Howard L. Wolk
                                            Title: Member

                                 MUTUAL RELEASE


                The  Cross  Country  Group,  L.L.C.,  a  Massachusetts   limited
liability company with its principal place of business at 4040 Mystic Valley Parkway, Boston, Massachusetts 02155 ("Cross Country" or "First Party"), as
assignee and successor in interest to the right, title and interest of Acceleration National Insurance Company ("ANIC") in the judgment entered in favor of ANIC against Homeowners Marketing Services, Inc. on or about December 20, 1995, in the amount of $5,156,022.00, plus interest and costs (the "Judgment") in the Court of Common Pleas of Franklin County, Ohio, in the
consolidation cases styled, Acceleration National Insurance Company v. Homeowners Marketing Services, Inc., et al., Case. Nos. 9CVH11-9404, 94CVH05-3083 (the "Ohio Action"), and Homeowners Group, Inc., a Delaware corporation with its principal place of business at 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235 ("HOMG"), and Homeowners Marketing Services, Inc., a Florida corporation with its principal place of business at 400 Sawgrass Corporate Parkway, Sunrise, Florida 33325-6235 ("HMS") (HOMG and HMS, collectively referred to as "Second Party"), for themselves and their successors and assigns, hereby mutually release and forever discharge the other Party, and all of their past and present directors, officers, employees, and agents from any and all claims whatsoever, from the beginning of the world to the date of these presents, whether such claims are legal or equitable, known or unknown, contingent or mature, or joint, several or individual, including but not limited to all claims or causes of action asserted or which could have been asserted in the Ohio Action and any other outstanding action relating to the Judgment, including those actions filed by ANIC styled, Homeowners Marketing Services, Inc. v. Acceleration National Insurance Company, Case No. 96- 0011110 CACE (12) (Circuit Court of Broward County, Florida), Acceleration National Insurance













Company v. Homeowners Marketing Services, Inc., et al., Case No. 96-001152 (18) (Circuit Court of Broward County, Florida), and Acceleration National Insurance Company v. Homeowners Marketing Services, Inc., Case No. 96-00850 (CA) 23 (Circuit Court of Dade County, Florida), and any other interest in the Judgment, including any claim to, right to execute upon, seek satisfaction of, or seek recovery arising out of or to the Judgment.

                                           THE CROSS COUNTRY GROUP, L.L.C.


Date:__________________________            By___________________________________
                                           Its__________________________________


                                           HOMEOWNERS GROUP, INC.


Date:__________________________            By___________________________________
                                           Its__________________________________

                                           HOMEOWNERS MARKETING SERVICES, INC.


Date:__________________________            By___________________________________
                                           Its__________________________________